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                                   EXHIBIT 5.1


                    BILZIN SUMBERG BAENA PRICE & AXELROD LLP
                         2500 Wachovia Financial Center
                          200 South Biscayne Boulevard
                           Miami, Florida 33131-2336
                                 (305) 374-7580


                                 July 16, 2003


TradeStation Group, Inc.
8050 S.W. 10th Street
Suite 4000
Plantation, Florida 33324


      Re:  TradeStation Group, Inc. Registration Statement on Form S-3
           for 386,369 Shares of Common Stock and Warrants to Purchase 386,369 Shares of Common Stock


Ladies and Gentlemen:


     We have acted as counsel to TradeStation Group, Inc., a Florida corporation ("TradeStation"), in connection with the registration of 386,369 shares of TradeStation's common stock (the "Shares") and warrants to purchase the Shares (the "Warrants"), as described in TradeStation's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").


     This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.


     We have reviewed TradeStation's charter documents and the Underwriters' Warrants evidencing the Warrants, and such other documents as we have deemed relevant. Based on such review and assuming the Registration Statement becomes effective and remains effective, and all applicable state and federal laws are complied with, we are of the opinion that the Warrants and Shares are duly authorized, the Warrants are duly issued, and, when the Warrants are exercised and the exercise price for the Shares is paid as contemplated in the Warrants, the Shares will be validly issued, fully paid and nonassessable.


     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
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     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to TradeStation, the Shares or the Warrants.


                                Very truly yours,


                                /s/ Bilzin Sumberg Baena Price & Axelrod LLP


                                BILZIN SUMBERG BAENA PRICE & AXELROD LLP